EXHIBIT 99.A

To Analysts and Investors:

On our May 28, 2004 conference call, someone asked for the first quarter 2004 production for El Paso Production Holding Company (EPPH). We responded that first quarter production was approximately 450 MMcf equivalent per day. In fact, EPPH's natural gas production was approximately 450 MMcf per day, but its total production was about 505 MMcf equivalent per day. First quarter reported results will likely include a prior period adjustment that will make this number somewhat higher.

In addition, we stated that, so far, EPPH's second quarter 2004 production was about flat with the first quarter. Through May 23, total production has averaged approximately 440 MMcf equivalent per day. The decline is primarily associated with Gulf of Mexico properties.

We apologize for the confusion.

Bruce Connery
VP - Investor Relations


This email includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the ability to implement and achieve our objectives in the long-range plan; the timing of the completion of the internal review of the reserve revisions, and the extent and time periods involved in any potential restatement of prior years' financial results; potential impact of any restatement of financial results on our access to capital (including borrowings under credit arrangements); and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.